Exhibit 23.4

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

November 19, 2003

     We consent to (1) the inclusion of Keefe, Bruyette & Woods, Inc.’s opinion letter, dated September 2, 2003, to the Board of Directors of MSB Financial, Inc., in the Proxy Statement/Prospectus, which is included in this Registration Statement on Form S-4 for Monarch Community Bancshares, Inc., (2) the reference to Keefe, Bruyette & Woods, Inc. in the Registration Statement and Proxy Statement/Prospectus, and (3) the summary of Keefe, Bruyette & Woods, Inc.’s opinion in the Proxy Statement/Prospectus under the caption “The Merger - Opinion of MSB’s Financial Advisor”.

Sincerely,

/s/ Keefe, Bruyette & Woods, Inc..